EXHIBIT 99.1

News Release

CONTACT

Larry Adeleye, Director of Investor Relations, 614.917.5108

Kyle Anderson, Director of Media Relations, W 614.917.5497 M 614.477.5301

State Auto Financial reports fourth quarter and year 2011 results

•	Quarterly income of $2.49 per share

•	Quarterly GAAP combined ratio of 94.0

•	Book value per share of $18.81

•	Return on equity negative 18.2%

Columbus, Ohio (February 16, 2012) – State Auto Financial Corporation (NASDAQ: STFC) today reported fourth quarter 2011 net income of $100.6 million, or $2.49 per diluted share, versus $37.6 million, or $0.94 per diluted share, for the fourth quarter of 2010. Net income from operations* per diluted share for the fourth quarter 2011 was $2.30, versus $0.78 for the same 2010 period.

STFC’s GAAP combined ratio for the fourth quarter 2011 was 94.0 versus 97.6 for the fourth quarter of 2010. Catastrophe losses during the fourth quarter of 2011, including prior accident period development, favorably impacted the 59.7 loss ratio by 0.5 points, or $1.8 million. For the same 2010 period, catastrophe losses accounted for 2.3 points of the total 62.6 loss ratio points, or $7.7 million.

As previously reported, the State Auto Group implemented capital management actions at the end of 2011 to improve and better manage the capital position of STFC. First, the intercompany reinsurance pooling agreement was amended to reduce the overall participation percentage of the STFC insurance subsidiaries from 80% to 65% including pooling other comprehensive income related to employee benefit plans. Second, the State Auto Group entered into a three-year quota share reinsurance agreement with a syndicate of reinsurers covering its homeowners’ book of business. Third, retiree health care benefits for most active employees and certain retirees were terminated.

STFC’s book value was $18.81 per share as of Dec. 31, 2011, an increase of $3.87 per share from STFC’s book value on Sept. 30, 2011 and a decrease of $2.42 per share from Dec. 31, 2010. Net income combined with other comprehensive income for the quarter significantly impacted the book value per share increase. Other comprehensive income benefitted from improved investment valuations, termination of retiree health care benefits and pooling of other comprehensive income for employee benefit plans, offset by the annual remeasurement of employee benefit plan obligations at Dec. 31. Book value per share as of Dec. 31, 2011, is reduced by $2.26 for a deferred tax asset valuation allowance. Return on stockholders’ equity for the year ended Dec. 31, 2011, was negative 18.2% compared to 2.9% for same period in 2010.

Net written premium for the fourth quarter of 2011 decreased 54.3% from the same period in 2010. The homeowners’ quota share reinsurance arrangement and the year-end pooling change collectively contributed to the entire amount of this decline, as the ceded unearned premium reserve amounts transferred under these two arrangements are reflected as reductions to net written premium. By segment, net written premium for fourth quarter of 2011 decreased 80.8% for personal insurance and 39.1% for business insurance and increased 50.3% for specialty insurance from the same period in 2010. Excluding the impact of these actions, net written premium for the fourth quarter of 2011 increased 12.8%** from the same period in 2010, with the specialty insurance segment contributing 14.6 points** to the 12.8** point overall growth. The specialty segment growth was principally driven by the addition of the Rockhill unit to the pooling arrangement on Jan. 1, 2011 and increased business written through Risk Evaluation and Design (RED), STFC’s affiliate for alternative risk and program business. In addition, excluding the impact of these actions, net written premium for the fourth quarter decreased 3.9%** for the personal insurance segment and increased 2.3%** for the business insurance segment from the same period in 2010.

For the year 2011, STFC had a net loss of $146.8 million, or $3.65 per diluted share, compared to net income of $24.5 million, or $0.62 per diluted share, for 2010. Included in the results for 2011 was a charge related to the deferred tax asset valuation allowance in the amount of $91.2 million, or $2.27 diluted per share. The GAAP combined ratio for 2011 was 116.3 compared to 104.6 for 2010. Catastrophe losses increased the loss ratio by 16.2 points, or $231.1 million, during 2011, compared to 7.9 points, or $99.0 million, during 2010. The 2011 and 2010 catastrophe losses both included favorable prior accident years’ development which reduced the loss ratio by 0.3 points, or $4.3 million for 2011, and 0.3 points, or $3.3 million for 2010. Non-catastrophe favorable reserve development reduced the loss ratio by 2.0 points, or $29.0 million for 2011, and 4.8 points, or $61.3 million for 2010.

Net written premium for 2011 decreased 2.9% from 2010. The homeowners’ quota share reinsurance arrangement and the year end pooling change contributed to the decrease, but were offset by the addition of the Rockhill unit to the intercompany pooling arrangement. By segment, net written premium for 2011 decreased 21.1% for personal insurance and 9.4% for business insurance and increased 135.3% for specialty insurance from the same period in 2010. Excluding the impact of these actions, net written premium for 2011 increased 10.5%** from the same period in 2010, with the specialty segment contributing 12.3** points to the 10.5** point overall growth. The specialty segment growth was principally driven by the addition of the Rockhill unit to the pooling arrangement and increased business written through RED. Excluding the impact of these actions, net written premium for 2011 decreased 3.0%** for the personal insurance segment while business insurance remained flat** from the same period in 2010.

STFC President, Chairman and CEO Bob Restrepo summarized the quarter and year as follows:

“We are very pleased with our strong fourth quarter results. Core underwriting results, excluding the impact of catastrophes, improved in the quarter on a sequential basis and were essentially flat with our fourth quarter result from last year. Large loss activity moderated as our new casualty claim process has matured. Price per exposure increased in personal and specialty lines and remained flat in standard commercial, but we expect to see modest increases across the board for 2012 with double digit increases in homeowners. Including the impact of catastrophes, loss ratios benefitted from reserve releases from prior quarters’ catastrophe loss reserves.

“Our strong quarter brings to an end a difficult year for State Auto. Our policyholders and shareholders suffered historic losses primarily from the tragic storms in April and May. I’m proud of how our associates responded to these unprecedented events. Our claim staff worked tirelessly with our agents and claimants to help them recover from losses. We’ve now closed over 93% of the approximately 35,000 claims we incurred. Our field underwriting, sales and support staff delivered high levels of service to our agents and policyholders while communicating our plans and commitment to being their best partner. Our corporate staff addressed the impact on our capital base resulting from storm activity and the deferred tax asset allowance following release of second quarter results. Through their combined efforts, 2012 starts with a strong capital base, reduced risk of loss from our homeowners business, improved levels of agency and policyholder service, and production momentum in our standard and specialty commercial lines.

“With our homeowners quota share treaty in place, we remain focused on achieving pricing, product and underwriting actions necessary to achieve profitability on this historically unprofitable line. The treaty provides us time to complete the fix and further validates our strategies. Claim actions in our property, auto physical damage, casualty and workers compensation lines position us to further improve our ex-catastrophe loss ratios. Combined with planned price increases, we expect to see improvement across our entire portfolio – personal, business and specialty lines.”

STFC will adopt Accounting Standards Update 2010-26, “Accounting for Costs Associated with Acquiring and Renewing Insurance Contracts” effective January 1, 2012 and will apply its provisions retrospectively. As a result, the cumulative impact at December 31, 2011 to deferred policy acquisitions costs is a reduction of approximately $23 million with shareholders’ equity being reduced by the same amount, or $0.57 book value per share.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products, primarily through independent insurance agencies, in all 50 states and the District of Columbia. The State Auto Group is rated A (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property &

Casualty, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual, Litchfield Mutual Fire, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com.

*	Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounts to income of $0.19 per diluted share for the 2011 fourth quarter and $0.60 for the year 2011, versus income of $0.16 and $0.26, respectively, for the same 2010 periods.
**	Represents a non-GAAP financial measure as to net written premium. A reconciliation of the difference between this non-GAAP financial measure with the most directly comparable GAAP financial measure is included in Schedule 1 that is part of this release.

— — —

STFC has scheduled a conference call with interested investors for Thursday, Feb. 16 at 10 a.m. ET to discuss the company’s fourth quarter and year 2011 performance. Live and archived broadcasts of the call can be accessed on www.StateAuto.com. A replay of the call can be heard beginning at noon, Feb. 16, by calling 888-567-0457. Supplemental schedules detailing the company’s fourth quarter and year 2011 financial, sales and underwriting results are made available on www.StateAuto.com prior to the conference call.

— — —

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

Three Months Ended	Year Ended
December 31	December 31
(In millions, except per share amounts)	2011	2010	2011	2010
Net premiums written	$145.3	(B)	$317.6	$1,284.6	(B)	$1,323.5	(C)

Earned premiums	369.4	327.3	1,428.8	1,257.2
Net investment income	18.9	20.2	85.4	80.8
Net realized gain on investments	12.1	8.6	37.0	14.9
Other income	0.7	0.8	2.5	2.2

Total revenue	401.1	356.9	1,553.7	1,355.1

Income (loss) before federal income taxes	64.9	34.1	(109.3)	24.5

Federal income tax (benefit) expense	(35.7)	(3.5)	37.5	—

Net income (loss)	$100.6	$37.6	$(146.8)	$24.5

Earnings (loss) per common share:
- basic	$2.50	$0.94	$(3.65)	$0.61
- diluted	$2.49	$0.94	$(3.65)	$0.62

Earnings (loss) per share from operations (A):
- basic	$2.30	$0.78	$(4.25)	$0.35
- diluted	$2.30	$0.78	$(4.25)	$0.36

Weighted average shares outstanding:
- basic	40.3	40.1	40.2	40.0
- diluted	40.4	40.2	40.2	40.1

Return on equity (LTM)	-18.2%	2.9%

Book value per share	$18.81	$21.23

Dividends paid per share	$0.15	$0.15	$0.60	$0.60

Total shares outstanding	40.3	40.1

GAAP ratios:
Loss and LAE ratio	59.7	62.6	82.6	70.8
Expense ratio	34.3	35.0	33.7	33.8

Combined ratio	94.0	97.6	116.3	104.6

Reconciliation of non-GAAP financial measure:

(A) Net income from operations:

Net income	$100.6	$37.6	$(146.8)	$24.5
Less net realized gain on investments, less applicable federal income taxes	7.9	6.2	24.0	10.2

Net income (loss) from operations	$92.7	$31.4	$(170.8)	$14.3

(B)

Net premiums written for the year ended December 31, 2011, includes $34.1 million of unearned premiums transferred to STFC from the Rockhill Insurers in connection with the addition of the Rockhill Insurers to the State Auto Pool, effective January 1, 2011 and for the three month and year ended December 31, 2011, includes $106.8 million of unearned premiums transferred from STFC to the State Auto Mutual Pooled Companies in connection with the December 31, 2011 pooling change.

(C)

Net premiums written for the year ended December 31, 2010, includes $1.4 million of unearned premiums transferred from STFC to State Auto Mutual in connection with the addition of State Auto National to the State Auto Pool, effective January 1, 2010.

Schedule 1

RECONCILIATION OF NET WRITTEN PREMIUM, AS REPORTED, TO NET WRITTEN PREMIUM EXCLUDING POOLING CHANGES AND QUOTA SHARE

($ in millions)	Personal Segment			Business Segment			Specialty Segment			Total - All Segments
Quarter	2011	2010	% Change	2011	2010	% Change	2011	2010	% Change	2011	2010	% Change
As Reported	$37.3	$194.6	-80.8%	$52.4	$86.0	-39.1%	$55.6	$37.0	50.3%	$145.3	$317.6	-54.3%

Intercompany Reinsurance Pooling Amendments:
December 31, 2011	43.4	—	—	35.6	—	—	27.8	—	—	106.8	—	—

Sub-total—Excluding Pooling Change	80.7	194.6	-58.5%	88.0	86.0	2.3%	83.4	37.0	125.4%	252.1	317.6	-20.6%

Homeowners’ Quota Share Arrangement	106.3	—	—	—	—	—	—	—	—	106.3	—	—

Excluding Pooling Changes and Quota Share	$187.0	$194.6	-3.9%	$88.0	$86.0	2.3%	$83.4	$37.0	125.4%	$358.4	$317.6	12.8%

	Personal Segment			Business Segment			Specialty Segment			Total - All Segments
Year to Date	2011	2010	% Change	2011	2010	% Change	2011	2010	% Change	2011	2010	% Change
As Reported	$647.4	$819.9	-21.0%	$341.7	$377.3	-9.4%	$295.5	$126.3	134.0%	$1,284.6	$1,323.5	-2.9%

Intercompany Reinsurance Pooling Amendments:
December 31, 2011	43.4	—	—	35.6	—	—	27.8	—	—	106.8	—	—
January 1, 2011	—	—	—	—	—	—	(34.1)	—	—	(34.1)
January 1, 2010 *	—	2.1	—	—	—	—	—	(0.7)	—		1.4

Sub-total—Excluding Pooling Change	690.8	822.0	-16.0%	377.3	377.3	0.0%	289.2	125.6	130.3%	1,357.3	1,324.9	2.4%

Homeowners’ Quota Share Arrangement	106.3	—	—	—	—	—	—	—	—	106.3	—	—

Excluding Pooling Changes and Quota Share	$797.1	$822.0	-3.0%	$377.3	$377.3	0.0%	$289.2	$125.6	130.3%	$1,463.6	$1,324.9	10.5%

SPECIALTY SEGMENT 2011 GROWTH TO OVERALL GROWTH

					Specialty Growth to Overall Growth
($ in millions)	Specialty Segment			Total - All Segments
Quarter	2011	2010	$ Change	2010
Excluding Pooling Changes and Quota Share	$83.4	$37.0	$46.4	$317.6	14.6%

					Specialty Growth to Overall Growth
Year to Date	Specialty Segment			Total - All Segments
	2011	2010	$ Change	2010
Excluding Pooling Changes and Quota Share	$289.2	$125.6	$163.6	$1,324.9	12.3%

*	As of January 1, 2010, the Pooling Arrangement was amended to add SA National and to include voluntary assumed reinsurance from third parties unaffiliated with the Pooled Companies that was assumed on or after January 1, 2009.